Exhibit 1

For filings with the FSA include the annex For filings with issuer exclude the annex

TR-1: NOTIFICATION OF MAJOR INTEREST IN SHARES[i]

1. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached: ii	WPP PLC

2. Reason for the notification (please tick the appropriate box or boxes):
An acquisition or disposal of voting rights	☒
An acquisition or disposal of qualifying financial instruments which may result in the acquisition of shares already issued to which voting rights are attached	☐
An acquisition or disposal of instruments with similar economic effect to qualifying financial instruments	☐
An event changing the breakdown of voting rights	☐
Other (please specify):	☐

3. Full name of person(s) subject to the notification obligation: iii	BlackRock, Inc.

4. Full name of shareholder(s) (if different from 3.): iv
5. Date of the transaction and date on which the threshold is crossed or reached: [v]	16th September 2011
6. Date on which issuer notified:	20th September 2011
7. Threshold(s) that is/are crossed or reached: vi, vii	Holding has gone below 5%

8. Notified details:
A: Voting rights attached to shares viii, ix
Class/type of shares	Situation previous to the triggering transaction		Resulting situation after the triggering transaction
if possible using the ISIN CODE	Number of Shares	Number of Voting Rights	Number of shares	Number of voting rights		% of voting rights [x]
			Direct	Direct xi	Indirect xii	Direct	Indirect

JE00B3DMTY01	63,122,550	63,122,550	N/A	N/A	62,883,893	N/A	4.99%

B: Qualifying Financial Instruments
Resulting situation after the triggering transaction

Type of financial instrument	Expiration date xiii	Exercise/ Conversion Period xiv	Number of voting rights that may be acquired if the instrument is exercised/ converted.	% of voting rights

C: Financial Instruments with similar economic effect to Qualifying Financial Instruments xv, xvi
Resulting situation after the triggering transaction

Type of financial instrument	Exercise price	Expiration date xvii	Exercise/ Conversion period xviii	Number of voting rights instrument refers to	% of voting rights xix, xx
					Nominal	Delta

Total (A+B+C)

Number of voting rights	Percentage of voting rights
62,883,893	4.99%

9. Chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held, if applicable: xxi

BlackRock Investment Management (UK) Limited – 62,883,893 (4.99%)

Proxy Voting:
10. Name of the proxy holder:
11. Number of voting rights proxy holder will cease to hold:
12. Date on which proxy holder will cease to hold voting rights:

13. Additional information:	BlackRock International Threshold Reporting Team
14. Contact name:	Andrew Manchester
15. Contact telephone number:	020 7743 5773